Exhibit 23.3

March 4, 2010

Kishore Seendripu, Ph.D.

Chief Executive Officer

MaxLinear, Inc.

2051 Palomar Airport Road, Suite 100

Carlsbad, California 92011

RE: IMS’s Research and Reports

Dear Dr. Seendripu,

This letter acknowledges the authorization provided by IMS Research (“IMS”) to MaxLinear, Inc. (the “MaxLinear”) whereby IMS:

1.	Consented to the naming of IMS, in connection with IMS’s study commissioned by MaxLinear (the “Research”) on February 10, 2010, in the registration statement on Form S-1, including all amendments thereto, and related prospectus of MaxLinear for the registration of shares of MaxLinear’s Class A common stock (the “Registration Statement”), substantially in the form attached hereto as Exhibit A; and

2.	Granted MaxLinear permission to include references to the Research, as quoted below, in the Registration Statement.

On Pages 1 and 58 of the Registration Statement:

“According to IMS Research, in a work commissioned on our behalf, as of February 10, 2010, the worldwide market for silicon tuners and demodulators is projected to be $2.4 billion in 2010 and $3.4 billion in 2013, representing a 13% compound annual growth rate.”

This letter further certifies that the references from the Registration Statement quoted above are accurate depictions of the Research and provides IMS’s consent to the inclusion of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ SHANE WALKER
Name:	Shane Walker
Title:	CE Group Manager

IMS Research